Registration Statement No. ___________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED



                               ACS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                  Nevada                               88-0503197
     (State or other jurisdiction of            (I.R.S. Employer ID. No.)
      incorporation or organization)


                              7658 Municipal Drive
                                Orlando, FL 32819
                                 (407) 226-6866
                    (Address of Principal Executive Offices)


ACS Holdings, Inc. 2004 Stock Option Plan; Consulting Services Agreement dated July 27, 2004, by and between the Registrant and American Financial Institution Consulting, Inc.; Consulting Services Agreement dated July 29, 2004, by and between the Registrant and Reskin & Associates; Consulting Services Agreement dated February 12, 2004, by and between the Registrant and The Otto Law Group, PLLC; and Consulting Services Agreement dated June 11, 2004, by and between the Registrant and Frohling & Hudak


                             (Full Titles of Plans)
                      ------------------------------------

                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)


If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ____


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------

                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per Share   Aggregate Offering Price
be Registered            Registered(1)          (2)                        (2)                        Amount of Fee
---------------------------------------------------------------------------------------------------------------------

Common Stock,
 $0.001 par value        410,000,000            $0.001                      $410,000                  $51.94
---------------------------------------------------------------------------------------------------------------------


(1) The ACS Holdings, Inc. 2004 Stock Option Plan (the "Plan") authorizes the directors to fix the maximum number of shares of common stock of ACS Holdings, Inc. (the "Registrant"), par value $0.001 per share, to be issued under the Plan. The directors have fixed 50,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder. As of July 29, 2004, no options to purchase shares of Common Stock have been granted under the Plan; no shares of common stock have been issued pursuant to the exercise of options granted under the Plan; and a total of 50,000,000 shares are available for the exercise of options granted under the Plan in the future. There are also registered, pursuant to Rule 415, such additional indeterminate number of shares as may be issued as a result of the anti-dilution provision of the Plan. This Registration Statement also relates to (i) an amendment to the Consulting Services Agreement dated February 12, 2004 by and between the Registrant and The Otto Law Group, PLLC, to increase the number of shares of common stock issued thereunder by 50,000,000 to a total of 160,000,000, (ii) an amendment to the Consulting Services Agreement dated June 11, 2004, by and between the Registrant and Frohling & Hudak to increase the number of shares of common stock issued thereunder by 50,000,000 to a total of 66,666,666, (iii) a Consulting Services Agreement dated July 27, 2004, by and between the Registrant and American Financial Institution Consulting, Inc., pursuant to which 125,000,000 shares of common stock have been issued and (iv) a Consulting Services Agreement dated July 29, 2004, by and between the Registrant and Reskin & Associates pursuant to which 135,000,000 shares of common stock have been issued.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(h). On July 29, 2004, the fair market value of ACS Holdings, Inc. (the "Registrant") common stock, determined from its closing price on the Over-the-Counter Bulletin Board, was $0.001 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $410,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00012670.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information contained in the Registrant's registration statement on Form S-8, Registration File Nos. 333-112951 (filed on February 19, 2004), 333-113505 (filed on March 11, 2004), 333-114812 (filed on April 26, 2004), 333-115877
(filed on May 26, 2004), 333-116473 (filed on June 15, 2004), 333-117404 (filed on July 16, 2004) and 333-117698 (filed on July 28, 2004) is incorporated herein by reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information contained in the Registrant's registration statement on Form S-8, Registration File Nos. 333-112951 (filed on February 19, 2004), 333-113505 (filed on March 11, 2004), 333-114812 (filed on April 26, 2004) and 333-114812
(filed on May 26, 2004), 333-116473 (filed on June 15, 2004), 333-117404 (filed on July 16, 2004) and 333-117698 (filed on July 28, 2004) is incorporated herein by reference.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report dated March 28, 2004 on Form 10-KSB, filed with the Commission on March 29, 2004.

(b) All reports and documents subsequently filed to the Registrant's Annual Report dated March 28, 2004 on Form 10-KSB, filed with the Commission on March 29, 2004, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

(c) The description of the Registrant's securities contained in the Registrant's registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on December 31, 2001, including any amendment or report filed for the purpose of updating such description.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the legality of the issuance of the common stock registered hereby will be passed upon for the Registrant by The Otto Law Group, PLLC ("OLG"). As of the date of this Registration Statement, David M. Otto, an affiliate of OLG, is the beneficial holder of approximately 35,000,000 shares of the Registrant's common stock, not including 50,000,000 shares of the Registrant's common stock, all of which are being registered herein.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith.

Exhibit
Number      Description

 4.1 Form of Letter Agreement dated July 29, 2004, amending Consulting Services Agreement dated February 12, 2004 by and between ACS Holdings, Inc. and The Otto Law Group, PLLC.

 4.2 Form of Letter Agreement dated July 29, 2004, amending Consulting Services Agreement dated June 11, 2004 by and between ACS Holdings, Inc. and Frohling & Hudak.

 4.3 Consulting Services Agreement dated July 27, 2004, by and between the Registrant and American Financial Institution Consulting, Inc.

 4.4 Consulting Services Agreement dated July 29, 2004, by and between the Registrant and Reskin & Associates.

 4.5        ACS Holdings, Inc. 2004 Stock Option Plan

 5.1        Opinion of The Otto Law Group, PLLC

23.1        Consent of Beckstead & Watts, LLP

23.2        Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

24.1 Power of Attorney (included on signature page of this registration statement)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando and State of Florida on the 30th day of July, 2004.

                                                     ACS HOLDINGS, INC.


                                                     By:
                                                        ----------------------
                                                        Walter H. Roder II
                                                        President and CEO

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Walter H. Roder II his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                  Title                                   Date
---------                  -----                                   ----

________________________   President and CEO, Secretary
Walter H. Roder II         and Director                            July 30, 2004


                           Treasurer and Director                  July 30, 2004
________________________
David Eison


                                  EXHIBIT INDEX


Exhibit
Number      Description

4.1 Form of Letter Agreement dated July 29, 2004, amending Consulting Services Agreement dated February 12, 2004 by and between ACS Holdings, Inc. and The Otto Law Group, PLLC.

4.2 Form of Letter Agreement dated July 29, 2004, amending Consulting Services Agreement dated June 11, 2004 by and between ACS Holdings, Inc. and Frohling & Hudak.

4.3 Consulting Services Agreement dated July 27, 2004, by and between the Registrant and American Financial Institution Consulting, Inc.

4.4 Consulting Services Agreement dated July 29, 2004, by and between the Registrant and Reskin & Associates.

4.5         ACS Holdings, Inc. 2004 Stock Option Plan

5.1         Opinion of The Otto Law Group, PLLC

23.1        Consent of Beckstead & Watts, LLP